Exhibit 99.1

Contacts:

Jack M. Swig
MFIC Corporation
Tel. 617-969-5452
E-mail: info@mfics.com

Sarah Cavanaugh
MacDougall Biomedical Communications
Tel. 508-647-0209
E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Appoints Michael C. Ferrara Chief Executive Officer

NEWTON, MA, November 14, 2007—MFIC Corporation (OTCBB: MFIC) today announced that Michael C. Ferrara has been appointed Chief Executive Officer and a member of the Company’s Board of Directors. Mr. Ferrara was most recently President and CEO of X-Rite where he led the corporation’s reemergence as the global leader of its industry. X-Rite, a $352 million market capitalization NASDAQ-traded company (XRIT), is the global leader in color science and technology, developing, manufacturing and marketing innovative color management solutions for industrial, commercial and retail applications. Under Mr. Ferrara’s leadership, X-Rite grew organically to achieve record-level revenues and earnings through the introduction of 61 new products in five years, distribution gains and industry-changing merger and acquisitions in the color technology space-including the acquisition of Amazys Holding AG, which was awarded in 2006 “The International Deal of the Year” by The M&A Advisor™.  Mr. Ferrara also has extensive experience in building marketing and distribution channels with strategic partners in markets throughout the world, including Asia-Pacific and EMEA—areas of considerable focus for MFIC moving forward.

“Mike’s relationships on Wall Street, his strategic vision and his proven ability to lead companies to success will be important in unlocking the value of MFIC as we continue to position the Company for long-term sustainable growth,” said James N. Little, Ph.D., Acting Chairman of the Board of Directors. “The Board believes Mike’s experience is an excellent fit for the breadth of opportunity at MFIC and we look forward to working with him to facilitate MFIC’s growth and success under his leadership.”

“MFIC has put in place a foundation to support the growth-potential of the Company,” said Michael C. Ferrara, Chief Executive Officer. “I look forward to working with the team around the world to capitalize on our innovative technologies and products such that the potential of MFIC is realized for all stakeholders and shareholder value is consistently improved.”

Michael Ferrara was previously Chief Executive Officer and President of X-Rite Incorporated. Prior to X-Rite, Mr. Ferrara was CEO of Marine Optical Group, CEO of N.I. World Trade, a trading subsidiary of National Intergroup (formerly National Steel) and held positions of increasing seniority over an 18-year period at Westinghouse Electric Corporation. Mr. Ferrara has a B.S in electrical engineering from Villanova University and completed the Program for Management Development (PMD) at Harvard Business School.

About MFIC Corporation:

MFIC Corporation, through its Microfluidics Division, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.

Forward Looking Statement:

Management believes that this release contains forward-looking statements that are subject to certain risks and uncertainties including statements relating to the Company’s plan to attain and/or increase operating profitability and/or to achieve net profitability.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results achieved by the Company to differ materially from those described in the forward-looking statements.  The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the following risks and uncertainties: (i) whether the performance advantages of the Company’s Microfluidizer® materials processing equipment will be realized commercially or that a commercial market for the equipment will continue to develop, (ii) whether the performance advantages of the Company’s MMR and MRT nanoparticle production systems will be realized commercially, (iii) whether the Company will be able to increase its market penetration and market share, (iv) whether the timing of orders will significantly affect quarterly revenues and resulting net income results for particular quarters which may cause increased volatility in the Company’s stock price, and (v) whether the Company will have access to sufficient working capital through continued and improving cash flow from sales, and ongoing borrowing availability, the latter being subject to the Company’s ability to comply with the covenants and terms of its loan agreement with its senior lender.